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                                                                    EXHIBIT 21.1

51net.com Inc.

51net HR

51net Beijing

Wang Jin Information Technology (Shanghai) Co., Ltd.

Qianjin Network Information Technology (Shanghai) Co., Ltd.

Shanghai Qianjin Culture Communication Co., Ltd.

Wuhan Mei Hao Qian Cheng Advertising Co., Ltd.

Hangzhou Meijin Advertising Co., Ltd.

Kunming Mei Hao Qian Cheng Advertising Co., Ltd.

Dalian Mei Hao Qian Cheng Advertising Co., Ltd.

Chongqing Qian Cheng Wu You Advertising Co., Ltd.

Hefei Wu You Culture Communication Co., Ltd.

Ningbo Qianjin Culture Communication Co., Ltd.

Shanghai Wang Cai Trading Co., Ltd.

Shanghai Cheng An Human Resources Co., Ltd.

Beijing Qian Cheng Si Jin Advertising Co., Ltd.

Beijing Run An Information Consultancy Co., Ltd.

Shanghai Run An Lian Information Consultancy Co., Ltd.

Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.